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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent accountants" in the Registration Statement on Form S-4 and related Prospectus of Valero Logistics Operations, L.P. for the registration of $250,000,000 of 6.05% Senior Notes due March 15, 2013 and related exchange offer for up to $250,000,000 of 6.05% Senior Notes due March 15, 2013 and to the inclusion and incorporation by reference therein of (i) our report dated March 6, 2003 with respect to the consolidated balance sheets of Valero L.P. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and partners' equity for the year ended December 31, 2002 included in Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2002, which was filed with the SEC on March 10, 2003, and (ii) our report dated March 6, 2003 with respect to the financial statements of the Valero South Texas Pipeline and Terminals Business for the year ended December 31, 2002.



                                      /s/ Ernst & Young LLP


May 29, 2003
San Antonio, Texas